Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into on July 2, 2015, by and between JAIKRISHNA PATEL (“Executive”) and NEPHROGENEX, INC., a Delaware corporation (the “Company”).

1.                                      Position and Duties.

(a)                                 Position.  The Company hereby engages Executive as the Chief Medical Officer of the Company.  As such, he shall report directly to the President & Chief Science Officer of the Company and/or the Chief Executive Officer of the Company and have all the responsibilities, duties and authority reasonably expected of a chief medical officer and such other lawful duties consistent with the position and authority of a chief medical officer as may be assigned from time to time by the President & Chief Science Officer of the Company and/or the Chief Executive Officer of the Company.  In addition, without further compensation, Executive shall also serve as a director and/or officer of the Company or one or more of the Company’s subsidiaries or affiliates if so elected or appointed from time to time.  Upon termination of his employment with the Company for any reason, at the written request of the Company, Executive shall resign from any other positions, offices and directorships he may have with the Company or any of its subsidiaries or affiliates.

(b)                                 Obligations to the Company.  Executive shall devote his full business energies, interests, abilities and productive time to his position.  Executive may accept appointment to other corporate and charitable boards with the consent of the Company, which consent will not be withheld if service on such other boards would not materially interfere with his service to the Company.

(c)                                  Right to Provide Services; Conflict of Interest.  Executive hereby represents and warrants to the Company that (i) he has full right and authority to enter into this Agreement and to perform his obligations hereunder, and (ii) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not conflict with or breach any agreement, order or decree to which he is a party or by which he is bound.

(d)                                 Location.  Executive will perform his duties at the Company’s office in Raleigh-Durham, North Carolina.  In addition, Executive will be required to travel as directed by the Company as may be reasonably necessary.

2.                                      Term.  Executive will be employed by the Company in accordance with the terms of this Agreement commencing as of July 27, 2015 (the “Commencement Date”), and continuing until his employment ceases for any of the following reasons (the “Term”):

(a)                                 either party gives written notice at least thirty (30) days prior to the effective date of such termination; or

(b)                                 the Company terminates Executive’s employment at any time, without advance notice, upon any of the following events (each such event a ground for a termination of Executive’s employment for “Cause”):

i.                                         a material breach of any term or condition of this Agreement by Executive, regardless of the reason therefore;

ii.                                     Executive’s fraud, breach of trust or fiduciary duty, material dishonesty, misappropriation of funds or similar activity;

iii.                                 Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

iv.                                  Executive’s refusal to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, upon the Company’s request;

v.                                      Executive’s debarment or criminal conviction that could lead to debarment, under the Generic Drug Enforcement Act or Executive’s being debarred, excluded or otherwise made ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. §1320a-7b(f)) or in any other governmental payment program; or

vi.                                  Executive’s conviction of, or plea of nolo contendre to, a felony or any crime involving an act of moral turpitude; or

(c)                                  Executive terminates his employment under this Agreement for “Good Reason,” which for this purpose will mean:

i.                                         any material adverse change in Executive’s title, authority or duties (including, without limitation, the assignment to Executive of duties materially inconsistent with his position), or

ii.                                     any other material breach by the Company of any term or condition of this Agreement;

provided that (x) Executive notifies the Company in writing within 30 days after he first becomes aware of such event, (y) the Company fails to cure such event within 90 days after receipt of such written notice, and (z) Executive resigns employment within 60 days following expiration of such cure period; or

(d)                                 automatically upon Executive’s death.

The rights and obligations of Sections 5 and 7 through 10 shall survive any termination of Executive’s employment or the termination or expiration of this Agreement.

3.                                      Compensation.

(a)                                 Base Salary.    The Company shall pay to Executive an annual base salary of $350,000 per year (as increased from time to time, the “Base Salary”).

(b)                                 Annual Bonus.  With respect to each fiscal year of the Company ending during his employment, Executive shall be eligible to earn an annual bonus (an “Annual Bonus”) based on the achievement of reasonable individual and corporate performance objectives established by the Board and communicated to Executive.  The target amount of Executive’s Annual Bonus for each fiscal year will be 35% of the Base Salary paid or payable to Executive for his service in that year.  Any Annual Bonus earned by Executive will be paid no later than March 15th of the year following the end of the applicable fiscal year and Executive must remain employed by the Company through such payment date in order to be eligible to receive the bonus.

(c)                                  Employee Benefits.  Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its management-level employees, subject to the terms and conditions of such plans, policies or arrangements.

(d)                                 Vacations.  In addition to holidays observed by the Company, Executive will be entitled to accrue four (4) weeks of paid vacation each year in accordance with the published policies of the Company; provided, however, that for the year in which Executive’s employment commences (or any other partial year of service), this vacation allotment will be pro-rated.

(e)                                  Option Award.  As soon as administratively feasible following the Commencement Date, the Company shall grant Executive nonstatutory stock options (the “Options”) with a grant date fair value of $175,000 (as determined by the Company) granted pursuant to and subject to the terms of the NephroGenex, Inc. Amended and Restated 2007 Equity Incentive Plan.  The grant will be further subject to the terms of the Company’s standard stock option award agreement.  The Options will have an exercise price equal to the Fair Market Value of a share of the Company’s Common Stock on the date of grant.  Additionally, in the Company’s discretion, Executive will be eligible to participate in the Company’s annual equity grants commencing with the grants currently anticipated to be made in December 2015 with respect to the initial annual grant, the size of such grant, if any, shall be appropriately prorated for the period that Executive is employed by the Company in 2015.

4.                                      Business Expenses.  The Company shall pay directly or reimburse Executive for reasonable expenses incurred in the course of his employment in accordance with the Company’s generally applicable policies. Executive shall be entitled to travel at a class of accommodations equivalent to the other members of the Company’s executive team.

5.                                      Severance Upon Certain Terminations.  Upon any termination of Executive’s employment, Executive will receive payment for any accrued but unpaid wages, accrued but unused vacation and for any incurred but unreimbursed business expenses, subject to the Company’s policies for expense reimbursements.  In addition, if the Company terminates Executive’s employment without Cause pursuant to Section 2(a) or Executive resigns his employment for Good Reason pursuant to Section 2(c), Executive will also be entitled to the payments, if any, as set forth below.

(a)                                 Certain Terminations prior to a Change in Control.  If the Company terminates Executive’s employment without Cause pursuant to Section 2(a) or Executive resigns his employment for Good Reason pursuant to Section 2(c), in either case, prior to an occurrence of a “Change in Control” (as such term is defined in Section 5(d) below), then the Company will (i) make a cash lump sum payment to Executive equal to 135% of his Base Salary (at the rate in effect immediately prior to such termination) and (ii) for a period of 12 months, will pay to Executive a monthly stipend equal to Executive’s premiums for continuation of medical and dental benefits pursuant to Executive’s COBRA election; provided, however, that the payments and benefits described in this Section 5(a) are expressly conditioned upon Executive’s execution of a release of employment-related claims against the Company and its affiliates in a form reasonably acceptable to the Company (the “Release”), and upon the Release becoming effective and no longer subject to revocation no later than 60 days following such termination.  The payments under this Section 5(a) will commence or be made, as applicable, on the next payroll date following the date on which the Release becomes effective.  Notwithstanding the foregoing, if the 60 day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the payments under this Section 5(a) will commence or be made no earlier than the first day of such later calendar year.  All other rights Executive may have, other than as set forth in this Section, shall terminate upon such termination.

(b)                                 Certain Terminations Within 12 Months after a Change in Control. If the Company terminates Executive’s employment without Cause pursuant to Section 2(a) or Executive resigns his employment for Good Reason pursuant to Section 2(c), in either case, within 12 months after a Change in Control, then the Company will (i) make a cash lump sum payment to Executive equal to 135% of his Base Salary (at the rate in effect immediately prior to such termination) and (ii) for a period of 12 months, will pay to Executive a monthly stipend equal to Executive’s premiums for continuation of medical and dental benefits pursuant to Executive’s COBRA election; provided, however, that the payments and benefits described in this Section 5(b) are expressly conditioned upon Executive’s execution of a release of employment-related claims against the Company and its affiliates in a form reasonably acceptable to the Company (the “Release”), and upon the Release becoming effective and no longer subject to revocation no later than 60 days following such termination.  The payments under this Section 5(b) will commence or be made, as applicable, on the next payroll date following the date on which the Release becomes effective.  Notwithstanding the foregoing, if the 60 day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the payments under this Section 5(b) will commence or be made no earlier than the first day of such later calendar year.  All other rights Executive may have, other than as set forth in this Section, shall terminate upon such termination.

(c)                                  Certain Terminations More Than 12 Months after a Change in Control. If the Company terminates Executive’s employment without Cause pursuant to Section 2(a) or Executive resigns his employment for Good Reason pursuant to Section 2(c), in either case, more than 12 months after a Change in Control, then Executive will not be entitled to any severance and will only receive payment for any accrued but unpaid wages, accrued but unused vacation and for any incurred but unreimbursed business expenses, subject to the Company’s policies for expense reimbursements.

(d)                                 Definition of a Change in Control.  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions occurring after the Commencement Date of any one or more of the following events: (x) any person or persons acting together becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (y) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or (z) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company during any twelve month period, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition. Notwithstanding the above, a Change in Control shall only be deemed to occur if the Change in Control also qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of a corporation’s assets as defined in Treasury Regulation Section 1.409A-3(i)(5). No Change in Control will be deemed to occur because of a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

6.                                      Arbitration.  Any controversy or claim arising out of this Agreement, other than such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be settled by final and binding arbitration.  The arbitration shall take place in New York, New York or, at Executive’s option, the county in which Executive primarily resided during his service to the Company.  The arbitration shall be administered by the American Arbitration Association (the “AAA”) by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA.  Any award or finding shall be confidential.  Executive and the Company shall share the costs of arbitration equally and each party shall be responsible for its own attorneys’ fees.  The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award.

Executive acknowledges and agrees that in the event of any breach or threatened breach of Section 7, 8, 9, or 10 of this Agreement, however, the Company will suffer irreparable damage for which it will have no adequate remedy at law. Accordingly, simultaneously with filing an arbitration claim under this Section, the Company shall be entitled to injunctive and other equitable remedies from any court having jurisdiction over Executive to prevent or restrain, temporarily, preliminarily or permanently, such breach or threatened breach, without the necessity of posting any bond or surety, in addition to any other remedy that Company may have at law or in equity.

7.                                      Company’s Proprietary Rights and Nondisclosure.  Executive recognizes that he may be exposed to or have access to information (including all tangible and intangible manifestations) regarding the patents, copyrights, trademarks, trade secrets, technology, strategic sales/marketing plans, and business of the Company and agrees as follows:

(a)                                 All Proprietary Information (as defined below), whether presently existing or developed in the future, shall be the sole property of the Company and its assigns.  In addition, the Company and its assigns shall be the sole owner of all intellectual property and other rights in connection with such Proprietary Information.

(b)                                 The term “Proprietary Information” shall mean all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data or any other proprietary information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes, without limitation, (x) inventions, ideas, samples, designs, applications, drawings, methods or processes, formulas, trade secrets, data, source and object codes, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (y) information regarding plans for research, development, new products and service offerings, marketing and selling, business plans, budgets and unpublished financial statements, licenses, sales, pricing, profits and costs, distribution arrangements, suppliers and customers, marketing, customer and partner strategies, business development plans, customer and partner lists; and information regarding the skills and compensation of employees of the Company and the Company’s internal organization.

(c)                                  During and after his service to the Company, Executive will keep in confidence and trust all Proprietary Information and shall not reproduce, use or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company, except as required in the ordinary course of performing the services to be provided hereunder.

8.                                      Nondisclosure of Third-Party Information.  Executive understands that the Company has received and will receive from third parties information that is confidential or proprietary and that is subject to restrictions on the Company’s use and disclosure (“Third-Party Information”).  During and after his service to the Company, Executive will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information, except as permitted by agreement between the Company and the relevant third party, unless expressly authorized to act otherwise by the Company.

9.                                      No Improper Use of Materials.  Executive agrees not to bring to the Company or to use in the performance of services for the Company any materials or documents of a present or former employer of Executive, or any materials or documents obtained by Executive under a binder of confidentiality imposed by reason of another of Executive’s relationships, unless such materials or documents are generally available to the public or Executive has authorization from such present or former employer, client or employee for the possession and unrestricted use of such materials.  Executive understands that Executive is not to breach any obligation of confidentiality that Executive has to present or former employers or clients, and agrees to fulfill all such obligations during his service to the Company.

10.                               Prohibited Solicitation.  During the Term and for a period of one (1) year following termination of the this Agreement, regardless of the reason for the termination, Executive will not, without the prior written consent of the Company:

(a)                                 either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee of or consultant to the Company to leave the services of the Company; or

(b)                                 either individually or on behalf of or through any third party, directly or indirectly, hire any employee of or consultant to the Company or any person who was an employee of or consultant to the Company within six (6) months prior to the offer to hire.

11.                               Section 409A.  If the termination giving rise to the payments described in Section 5 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to any payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period.  This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or 1(b)(9)(iii)(or any successor provisions) to amounts payable to Executive.  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) to amounts payable hereunder, each payment in a series of payments will be deemed a separate payment.

With respect to any expense reimbursement or in-kind benefit provided to Executive that constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code, (a) the expenses must be incurred during Executive’s lifetime, (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (d) the right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

12.                               Miscellaneous Provisions.

(a)                                 Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by a nationally recognized overnight courier with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)                                 Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes it determines may be appropriate.

(d)                                 Whole Agreement.  This Agreement contains the entire agreement between the parties, including their respective affiliates, concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation the Offer Letter between the Company and Executive, dated as of June 11, 2015.

(e)                                  Choice of Law and Severability.  This Agreement shall be interpreted in accordance with the laws of the State of New York, without regard to its rules and provisions governing choice of laws.  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)                                   No Assignment.  This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g)                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Executive Employment Agreement, in the case of the Company by its duly authorized officer, on the day and year first above written.

JAIKRISHNA PATEL

/s/ Jaikrishna Patel

NEPHROGENEX, INC.

By:	/s/ Pierre Legault
Pierre Legault
Chief Executive Officer